Exhibit 99.1

Joint Filing Agreement

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, each of the persons named below agrees to the joint filing of this Amendment No.1 to Schedule 13D, including amendments thereto, with respect to the Class A Ordinary Shares, par value US$0.0001 per share, of ZTO Express (Cayman) Inc., an exempted company incorporated under the laws of the Cayman Islands, and further agrees that this Joint Filing Agreement be filed with the Securities and Exchange Commission as an exhibit to such filing; provided, however, that no person shall be responsible for the completeness or accuracy of the information concerning the other persons making the filing unless such person knows or has reason to believe such information is inaccurate (as provided in Rule 13d-1(k)(1)(ii)). This Joint Filing Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the undersigned hereby execute this agreement as of September 22, 2026.

Alibaba Group Holding Limited

By:	/s/ Jinwei Zhang
	Name:	Jinwei Zhang
	Title:	Authorized Signatory

Alibaba ZT Investment Limited

By:	/s/ Lei Jin
	Name:	Lei Jin
	Title:	Authorized Signatory

Cainiao Smart Logistics Investment Limited

By:	/s/ Lin Wan
	Name:	Lin Wan
	Title:	Director

New Retail Strategic Opportunities Investments 2 Limited

By:	/s/ David Egglishaw
	Name:	David Egglishaw
	Title:	Authorized Signatory

Taobao China Holding Limited

By:	/s/ Lei Jin
	Name:	Lei Jin
	Title:	Authorized Signatory

Cainiao Smart Logistics Network (Hong Kong) Limited

By:	/s/ Lin Wan
	Name:	Lin Wan
	Title:	Director